Lion Copper Receives US$5 Million Additional Nuton Funding, Proposes Early Repayment of Convertible
Debentures, Adopts Rolling Stock Option Plan and Grants Stock Options

December 11, 2024, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG" or the "Company") (CSE: LEO) (OTCQB: LCGMF) is pleased to announce the receipt of an additional US$5,000,000 in funding from Nuton LLC, a wholly-owned subsidiary of Rio Tinto, under the Stage 2c Program of Work Amendment. The US$5,000,000 funding will be used to perform advanced studies and completion of the pre-feasibility study at the Yerington Copper Project (refer to news release dated November 19, 2024).

Early Repayment of Convertible Debentures

The Company has proposed early cash repayment by December 15, 2024, of its outstanding convertible debentures totaling US$941,813, originally due on February 16, 2025 (the "Debentures"). The debt repayment will be made from the Company's corporate account.

The Debentures carry an annual interest rate of 20%, with a maturity of 12 months. At the holder's option, the Debentures are to be repaid in cash or are convertible into common shares of the Company at a price of US$0.06 (C$0.08) per share. Accrued interest may also be converted into common shares of the Company at a conversion price equal to the market price at the conversion date.

The early repayment initiative aims to eliminate the Company's debt level.

Adoption of Rolling Stock Option Plan

The Company's Board of Directors has approved the adoption of a new rolling stock option plan (the "Plan"), replacing the previous fixed stock option plan.

The new Plan complies with the policies of the Canadian Securities Exchange, allowing the Company to reserve up to 20% of its issued and outstanding shares for stock option issuances. This structure provides increased flexibility to attract, retain, and motivate key personnel critical to the Company's growth.

Grant of Incentive Stock Options

Under the new Plan, the Company has granted an aggregate of 17,160,000 stock options to certain directors, officers, employees and consultants. The options are exercisable at a price of C$0.085 (US$0.06) per share and will expire five years from the date of grant.

About Lion CG

Lion Copper and Gold Corp. is a Canadian-based company advancing its flagship copper assets at Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

On behalf of the Board of Directors,

Steven Dischler

Chief Executive Officer

775-463-9600

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither the Canadian Securities Exchange (CSE) nor its Regulation Services Provider (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "will", or the negative of these terms and similar expressions. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the ability of Lion CG to implement its business strategies; competition; currency and interest rate fluctuations and other risks.